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Arguss Communications, Inc.
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(4) Date filed: December 3, 2001

ARGUSS BOARD URGES STOCKHOLDERS NOT TO GIVE CONSENT TO DISSIDENT GROUP

FOR IMMEDIATE RELEASE:

     Rockville, Maryland, December 3, 2001. The Board of Directors of Arguss Communications, Inc. (NYSE: ACX) announced today that it has sent a letter to all Arguss stockholders urging them not to give consents to a dissident group led by Ronald D. Pierce and Kenneth R. Olsen, which is seeking to replace the Board of Directors, without first reviewing the materials the company will deliver to stockholders opposing the Pierce and Olsen solicitation. The company also filed the letter with the Securities and Exchange Commission (the “Commission”).

     The letter states as follows:

“Dear Fellow Stockholder:

     Your Board of Directors wants to alert you that two dissident stockholders, Ronald D. Pierce and Kenneth R. Olsen, have announced their intent to seize control of your Company, by starting a consent solicitation to remove your Board and appoint themselves and their own hand-picked nominees as new directors. Your Board believes that Messrs. Pierce and Olsen, two individuals who have no prior experience managing a large public company, have proposed an ill-informed business plan that will fail to deliver long-term stockholder value. Your Board is opposed to the Pierce and Olsen solicitation and strongly urges you NOT to return any GOLD consent cards.

     We regret that Messrs. Pierce and Olsen are subjecting your Company to a disruptive and costly consent process. We assure you that your Board and management are acting and will continue to act vigorously to protect your best interests. We are preparing consent revocation materials relating to the Pierce and Olsen solicitation to clarify the facts and our position on the issues raised by Pierce and Olsen. In addition, the Company has retained Allen & Company to evaluate any strategic alternatives that would enhance long-term stockholder value.

     Our materials will be mailed to you shortly. In the meantime, you will most likely be approached by Mr. Pierce, Mr. Olsen or their hired agents in an attempt to convince you to sign their gold consent card. We urge you NOT to sign any GOLD consent card or other materials you may receive from Messrs. Pierce and Olsen without first reviewing our consent revocation materials.

     As your Board, we will work to provide you with the information you need to make an informed decision in response to Messrs. Pierce and Olsen’s attempts to seize control. We will keep you updated as further information becomes available. On behalf of your Board of Directors, I thank you for your interest and continued support. If you have any questions or need assistance, please call Morrow & Co., Inc., which is assisting us in this matter, at 1-800-662-5200.”

Sincerely,

Rainer H. Bosselmann Chairman of the Board of Directors and Chief Executive Officer

     This press release is not a proxy statement or a consent solicitation, nor is it a solicitation of any proxy or consent. Any such solicitation will be made only by a written definitive consent solicitation statement filed with the Commission. Arguss Communications, Inc. will soon distribute to its stockholders definitive consent revocation materials that should be read carefully, as they contain information important to any decision regarding the proposals. You may obtain a copy of the materials, which contain information required information to be presented about the participants in the consent revocation, filed on form DFAN 14A with the Commission today, Arguss Communications, Inc.’s preliminary consent revocation materials filed on form PRE 14A, when filed, and our definitive consent revocation materials, when filed, free of charge at the Commission’s web site at http://www.sec.gov. Arguss Communications, Inc. will also provide you with a copy of its materials without charge. Please contact Morrow & Co., Inc., which is assisting us in this matter, at 1-800-662-5200.

     Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Arguss with the Securities and Exchange Commission.